SYNOVUS NEWS RELEASE
For Immediate Release


Contact:  Aimee Davis   Patrick A. Reynolds   Susan Blackburn   C. Peter Bardin
           Synovus           Synovus          United Financial  United Financial
         706.644.0528      706.649.4973        727.824.8755      727.824.8752


Synovus Completes Acquisition of United Financial Holdings,  Inc.

Columbus, Ga., February 28, 2003 - Synovus (NYSE - "SNV"), the Columbus, Georgia based diversified financial services company, today announced the completion of its acquisition of United Financial Holdings, Inc. (Nasdaq: "UFHI") in St. Petersburg, Florida; the parent company of United Bank, United Bank of the Gulf Coast, United Trust Company and EPW Investment Management, Inc.

Headquartered in St. Petersburg, United Bank operates seven full-service banking centers in Pinellas County, Florida and will soon open an eighth location in Clearwater. United Bank of the Gulf Coast has two offices, one based in Sarasota and another in Bradenton. These will be Synovus' first bank locations along the growing central west coast of Florida.

Both United Bank and United Bank of the Gulf Coast will operate under their existing names, management teams and local boards of directors. Each share of United Financial Common Stock was exchanged for either .8021 shares of Synovus Common Stock, $16.47 of cash or a combination thereof.

Synovus (NYSE: "SNV") is a diversified financial services holding company with more than $19 billion in assets based in Columbus, Ga. Synovus provides integrated financial services including banking, financial management, insurance, mortgage and leasing services through 40 affiliate banks and other Synovus offices in Georgia, Alabama, South Carolina, Florida and Tennessee; and electronic payment processing through an 81-percent stake in TSYS (NYSE: "TSS"), the world's largest third-party processor of international payments. Synovus is No. 9 on FORTUNE magazine's list of "The 100 Best Companies To Work For" in 2003. See Synovus on the Web at www.synovus.com